                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                              Cell Pathways, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  15114R 10 1
                 -------------------------------------------
                                (CUSIP Number)



                                 July 3, 2000
          -----------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------                                    -------------------
 CUSIP No. 15114R 10 1                                      Page 2 of 5 Pages
-----------------------                                    -------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      FGN, Inc.


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.00%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-----------------------                                    -------------------
 CUSIP No. 15114R 10 1                                      Page 3 of 5 Pages
-----------------------                                    -------------------


Item 1

        (a) Name of Issuer
            ---------------

            Cell Pathways, Inc., a Delaware corporation.

        (b) Address of Issuer's Principal Executive Offices
            -----------------------------------------------

            702 Electronic Drive
            Horsham, Pennsylvania 19044

        (a) Name of Person Filing
            ---------------------

            FGN, Inc.

        (b) Address of Principal Business Office
            ------------------------------------

            c/o Michael P. Cannon
            731 Torrington Drive
            Naperville, Illinois 60565

        (c) Citizenship
            -----------

            Illinois, U.S.A.

        (d) Title of Class of Securities
            ----------------------------

            Common Stock, $0.01 par value

        (e) CUSIP Number
            ------------

            15114R 10 1

Item 3.     This Statement is filed pursuant to
            ------------------------------------

            Rule 13d-1(c)

Item 4.     Ownership
            ---------

        (a) Amount Beneficially Owned:

            None

        (b) Percent of Class:

            None

                                  SCHEDULE 13G

-----------------------                                    -------------------
 CUSIP No. 15114R 10 1                                      Page 4 of 5 Pages
-----------------------                                    -------------------


        (c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct vote:

                  None

            (ii)  Shared power to vote or to direct the vote:

                  None

            (iii) Sole power to dispose or to direct the disposition of:

                  None

            (iv)  Shared power to dispose or to direct the disposition of:

                  None

Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following box. [X]

Item 6.     Ownership of More Than Five Percent On Behalf of Another Person
            ---------------------------------------------------------------

            Not Applicable.

Item 7.     Identification and Classification of Certain Subsidiaries
            ---------------------------------------------------------

            Not Applicable.

Item 8.     Identification and Classification of Members of a Group
            -------------------------------------------------------

            Not Applicable.

Item 9.     Notice of Dissolution of a Group
            --------------------------------

            Not Applicable.

Item 10.    Certification
            -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

-----------------------                                    -------------------
 CUSIP No. 15114R 10 1                                      Page 5 of 5 Pages
-----------------------                                    -------------------


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true and complete and correct.

     Date: February 13, 2001


                                         FGN, Inc.


                                         By: /s/ Michael P. Cannon
                                             -----------------------------------
                                         Name: Michael P. Cannon
                                         Title: Secretary